Exhibit 99.1

BioDelivery Sciences Int., Inc.                               L. G. ZANGANI, LLC
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NASDAQ: BDSI                              Nine Main Street, Flemington, NJ 08822
                                              (908) 788-9660 Fax: (908) 788-4024
                                                      E-mail: office@zangani.com
                                                Web site: http://www.zangani.com
  For Release:    IMMEDIATELY

Contact:    Francis E. O'Donnell, Jr., M.D                 Leonardo Zangani
            President and CEO                              L.G. Zangani, LLC
            973-972-0015                                   908-788-9660
                                  NEWS RELEASE
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                 BDSI ANNOUNCES PLANS TO DISTRIBUTE INTERESTS IN
              FOOD PROCESSING AND PERSONAL CARE PRODUCT SUBSIDIARY
                                 TO STOCKHOLDERS

NEWARK, NJ, November 19, 2003 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced today that it is intending to distribute to its stockholders 3,545,431 Class B Memberships Shares, or approximately 47% of the currently outstanding interests, of its subsidiary, Bioral Nutrient Delivery, LLC ("BND"). BDSI previously announced that it would distribute rights to its stockholders to purchase up to 11,277,000 of such interests from BDSI, both initially at $0.01 per interest and then quarterly over of 3 year period at the then fair market value. BDSI has decided to change the structure and distribute only 3,545,431 Class B Shares directly to BDSI stockholders of record on a pro-rata, one-time basis. Subject to compliance with applicable laws and the facts and circumstances at such time, the Company may elect to distribute additional Class B Shares in the future, although no assurances can be given that any such additional distributions will ever be undertaken. In February 2003, BND filed a registration statement on Form SB-1 with the Securities and Exchange Commission to register the rights and the underlying Class B Membership Shares and, given the change in structure, such registration statement was withdrawn on November 18, 2003. Instead, on November 19, 2003, BND filed a registration statement on Form 10-SB on covering the proposed, one-time distribution of 3,545,431 Class B Memberships Shares by BDSI to its stockholders. BDSI stockholders will not be required to purchase Class B Shares in connection with the distribution.

In addition, BDSI announced that BDSI and BND have amended their April 1, 2003 license agreement to included personal care products. The original license gave BND rights to BioDelivery's licensed nano-encochleation delivery technology to develop ways to deliver nutrients for non-pharmaceutical use in the processed food and beverage industries for both human and animal consumption. As amended, the license gives BND the right to exploit such technology in the personal care products sector as well. In addition, BDSI and BND have amended their March 31, 2003 management agreement, pursuant to which BDSI provides management and administrative services to BND at no cost, to extend the initial term of such agreement from Mach 31, 2004 to December 31, 2004.

Francis E. O'Donnell, Jr., M.D., President and CEO of BDSI and BND stated that "The distribution of Class B Shares in BND is being effected in order to separate BND, its licensed technology, and the processed food and beverage and personal care product opportunity from the rest of BDSI's pharmaceutical, vaccine, gene delivery,

OTC drug, and nutraceutical businesses. This will allow both BND and BDSI to focus on their respective businesses and provide BND and BDSI with the flexibility to pursue different strategies and react more easily and prudently to changing market environments."

The distribution of Class B Shares in BND will commence when the Form 10-SB becomes effective pursuant to SEC rules. Following the distribution, BSDI stockholders will own approximately 47% of the currently outstanding economic interests in BND, and BND will be a separate reporting company with the SEC. However, such percentage will be subject to dilution based on a number of factors, including the possibility of new equity ownership interests being issued as BND pursues its licensing opportunities. Furthermore, the interests in BND will not, nor is it anticipated that they will be, publicly-traded and holders of such interests will be severely limited in their rights to transfer such interests. More information about the distribution, the Class B Shares and BND generally can be found in the registration statement on Form 10-SB filed by BND with the SEC, including the information statement attached thereto as an exhibit.

BioDelivery Sciences International, Inc. is a biotechnology company that is developing and seeking to commercialize a patented delivery technology designed for a potentially broad base of pharmaceuticals, vaccines, over-the-counter drugs, and nutraceuticals and, through its subsidiary, Bioral Nutrient Delivery, LLC, micronutrients in processed foods and beverages and personal care products.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause the Company's results to differ. Factors that may cause such differences include, but are not limited to, the Company's ability to accurately forecast the demand for each of its licensed technology and products associated therewith, the gross margins achieved from the sale of those products and the expenses and other cash needs for the upcoming periods, the Company's ability to obtain raw materials from its contract manufacturers on a timely basis if at all, the Company's need for additional funding, uncertainties regarding the Company's intellectual property and other research, development, marketing and regulatory risks and certain other factors that may affect future operating results and are detailed in the company's filings with the Securities and Exchange Commission.

  L.G. Zangani, LLC provides financial public relations service to the Company.
             As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies, capital stock in the Company, warrants or options to purchase capital in the Company.